                                                                  Exhibit 10.12


                             SOFTWARE ASSIGNMENT AND
                      GRANT BACK LIMITED LICENSE AGREEMENT
                               between NETGATEWAY
                                       and
                                 SHOPPING PLANET

            THIS AGREEMENT (the "Agreement") is made and entered into as of this 16th day of November, 1998 ("Effective Date") by and between NETGATEWAY, a Nevada corporation, with a principal place of business located at 300 Oceangate, Fifth Floor, Long Beach CA 90802 ("NETGATEWAY"), and PINAMAR CORPORATION and UniNet IMAGING, INC., both California corporations (jointly referred to hereinafter as "SHOPPING PLANET"), with a principal place of business located at 11134 Washington Boulevard, Culver City, California 90232, and LUIS MARCELO POLOVO at c/o 11134 Washington Boulevard, Culver City, California 90232, OSVALDO FEDERICO POVOLO at c/o 11134 Washington Boulevard, Culver City, California 90232, NESTOR SAPORITI at c/o 11134 Washington Boulevard, Culver City, California 90232, and ALEXIS FAVIAN QUINTANA at c/o 11134 Washington Boulevard, Culver City, California 90232 (jointly referred to hereafter as the "Principals").

      1. Definitions.

            1.1 "Blocking Patent " shall mean all patents and patent rights in all countries of the world, issued or issuing on patent applications which apply to improvements of or to the Technology and with respect to which, without a license, the Technology would infringe a claim.

            1.2 "Technology" shall mean that certain small business operating system software, which includes inventory management, purchasing management, order fulfillment, order status, a commission calculator, Web-based order procuring, and payment processing, as well all code and related underlying documentation and programmers notes ("Documentation").

      2. Conveyance of Technology.

            2.1 Conveyance. For good consideration as set forth in Paragraph 3 hereof, SHOPPING PLANET and the Principals hereby jointly and severally irrevocably convey to NETGATEWAY all their right, title and interest in and to the Technology, as those rights may lay, including but not limited to the rights of copyright and the following rights:

                  2.1.1 "Use Rights", meaning the ability to make full use of the presently existing Technology, free from the assertion or legal or equitable claims by others;

                  2.1.2 "Use Capability", meaning irrevocable custody and possession of the information that is needed as a practical matter to exercise the User Rights;

                  2.1.3 "Adaptation Rights", meaning the right and ability to adapt and modify the Technology for use in different environments or for different purposes free of claims by others;

                  2.1.4 "Adaptation Capability", meaning irrevocable custody and possession of the information that is needed as a practical matter to exercise the User Rights;

                  2.1.5 "Copying and Distribution Rights", meaning the legal right to make and distribute copies of the Technology, free of claims by others; and

                  2.1.6 "Exclusionary Rights", meaning the right and ability to invoke governmental authority to exclude others from exercising any of the foregoing rights and capabilities.

            2.2 License Back. For good consideration as set forth in Article 3 hereof, and on the terms and conditions set forth herein, NETGATEWAY hereby grants to SHOPPING PLANET a nonexclusive, nontransferable license of the Technology for internal business use only by SHOPPING PLANET. SHOPPING PLANET shall not have the right to sublicense this grant to others, and shall not have the right to use the Technology as a basis for developing any other software for license to third parties. The parties hereto specifically acknowledge and understand that this grant back is made to SHOPPING PLANET only and not to any of the Principals. SHOPPING PLANET shall hold the Technology in confidence in a reasonable manner, but in no less protective a manner than it holds its own technology and software.

            2.3 Reservation of Rights. Except for the rights expressly granted herein, each party retains all right, title and interest in and to its own other technology, whether preexisting or developed hereafter.

      3. Consideration.

            3.1 Consideration for Conveyance of Technology. In exchange for the conveyance of the Technology set forth in Section 2.1 above, at Closing (as defined below) Shopping Planet shall receive thirty-five thousand (35,000) shares of 144 restricted common stock of Netgateway, Inc., the parent company of Netgateway (the "Shares").

            3.2 Adjustment. In the event that on the date nine (9) months after the Closing (the "Adjustment Date"), the Shares do not have a total market value of Two Hundred Fifty Thousand Dollars ($250,000.00), without regard to the 144 restrictions and based on the trading average of the Netgateway, Inc. stock over the immediately preceding thirty (30) trading days, then Netgateway will issue additional shares of stock as follows:

                  3.2.1 On the day after the Adjustment Date, NetGateway shall determine the average daily sales price (the "ADP") of NetGateway common stock over the sixty (60) days immediately preceding the Adjustment Date. In determining the ADP, the actual closing sales price of NetGateway stock (as quoted on the exchange or other market on which NetGateway stock is normally traded) shall be used. Days on which no sales shall have been consummated shall be disregarded. By way of example, if during the Adjustment Period there are 40 trading days and NetGateway stock was traded on 30 of those days, the sum of the sales prices on the 30 days on which a sales transaction actually occurred shall be divided by 30.

                  3.2.2 Next, the ADP shall be multiplied by thirty-five thousand (35,000) and the resulting number shall be subtrancted from Two Hundred Fifty Thousand Dollars ($250,000) to determine the deficit (the "Deficit").

                  3.2.3 The Deficit shall then be divided by the ADP and the resulting number, rounded to the nearest whole number, shall represent the number of additional shares that shall be issued to Shopping Planet.

                  3.2.4 By way of example only, if it were assumed that the ADP is Six Dollars ($6.00), then the market value of the Stock would be Two Hundred Ten Thousand Dollars ($210,000.00) (35,000 x 6) and the Deficit would be Forty Thousnad Dollars ($40,000.00) (250,000 - 210,000). Under this example, an additional 6,667 shares would be issued to Shopping Planet (40,000/6).

                  3.2.5 This Adjustment shall only apply in the event that Shopping Planet continues to hold and has continously held all of the Shares throught out the period commencing on the date of Closing and continuing through the Adjustment Date.

In addition to the adjustment set forth in this Section 3.2 at the end of nine
(9) months, in the event that the Shares have not become tradeable on the market in which the Netgateway stock is commonly traded within twenty-one (21) months from the date of the Closing, then the mechanism for adjustment set forth in this Section 3.2 shall be applied to determine if another adjustment should be made. For purposes of this second adjustment, all of the Shares, including any additional shares issued pursuant to the first Adjustment, shall be counted to determine whether the market value is at least Two Hundred Fifty Thousand Dollars ($250,000.00).

            3.3 Commission. At the Closing, NETGATEWAY shall pay to Geveva, as the complete commission due under or relating to this transaction, the sum of Twenty Thousand Dollars ($20,000.00).

            3.4 Consideration for the License Back. In exchange for the nonexclusive limited license of the Technology set forth in Section 2.2 above, SHOPPING PLANET shall pay to NETGATEWAY at the Closing a license fee of One Dollar ($1.00) per year, payable five (5) years in advance, and shall prominently on all Web sites using the Technology a "Powered by Netgateway" byline along with the NETGATEWAY logo. Such display shall be subject to the prior and continuing approval of NETGATEWAY and shall be deemed a material part of the consideration for the license back.

      4. Improvements.

            4.1 Development of Improvements. NETGATEWAY and SHOPPING

PLANET shall be free to develop improvements in the Technology, and shall own all right, title, and interest in such improvements, subject to the restriction on usage by SHOPPING PLANET set forth in Paragraph 2.2 hereof. Furthermore, SHOPPING PLANET and the Principals each acknowledge and agree that Marcelo Povolo shall not directly or indirectly make or assist in any improvements of the Technology owned or used by SHOPPING PLANET, provided, however, that SHOPPING PLANET shall be entitled, as part of its license back, to receive any enhancements made by NETGATEWAY to the Technology in the platform in which the Technology is currently used.

            4.2 Blocking Patents. To the extent that they presently or hereafter hold any rights in Blocking Patents that have not been conveyed hereunder as part of the Technology, SHOPPING PLANET and the Principals hereby grant to NETGATEWAY a royalty-free, worldwide, non-exclusive, license under any Blocking Patents to use, copy, modify, distribute, and make, have made, use, sell and otherwise transfer any product or process using, incorporating or derived from the Technology.

      5. Conditions Precedent. The following are conditions precedent to the terms of Section 3.1 of this Agreement being binding upon NETGATEWAY and to the Closing by NETGATEWAY:

            5.1 Execution by Marcelo Povolo of a three year employment agreement in form satisfactory to NETGATEWAY; and

            5.2 Successful transfer of the H-1 Visa of Marcelo Povolo to NETGATEWAY.

      6. Transfer of Consideration, Escrow and Closing.

            6.1 Upon the execution hereof, SHOPPING PLANET will deliver to NETGATEWAY a copy of the source code and a working copy of the Technology along with the Documentation and programmers notes, for installation onto a computer. A representative of NETGATEWAY, in the presence of a representative of SHOPPING PLANET will attempt a compilation of the installed source code into executable code on the NETGATEWAY computer to confirm that such software operates in substantial conformance with the its intended use. Should any failures occur, then SHOPPING PLANET will use its best efforts to determine and correct the errors thereby causing the source code to be fully operational. If NETGATEWAY determines that the Escrowed Materials are not sufficient, NETGATEWAY may terminate this Agreement without liability to SHOPPING PLANET by providing written notice to SHOPPING PLANET and the Shares shall be returned to NETGATEWAY.

            6.2 Upon the execution hereof, NETGATEWAY will retain the services of a mutually agreeable independent third party escrow agent ("Escrow Agent") and within five (5) days of the execution hereof, NETGATEWAY shall deposit with the Escrow Agent the Shares set forth in Section 3.1. The Shares will be held by the Escrow Agent until the Condidtions Precedent have been satisfied and then shall deliver such shares to SHOPPING PLANET. Such

Escrow shall terminate upon the delivery of the Shares to SHOPPING PLANET or six
(6) months after it is established, whichever comes first. In the event that the Conditions Precedent are not satisfied within said six (6) month period, then the Shares shall be returned to the issuer for cancellation and the technology with all its derivatives shall be returned to SHOPPING PLANET.

            6.3 The Closing will occur three (3) days after all of the Conditions Precedent have been satisfied. At the Closing, the Escrow Agent will be instructed to deliver the Shares to SHOPPING PLANET and NETGATEWAY will pay to Geneva the Commission.

      7. Representations. SHOPPING PLANET hereby represents and warrants that either Pinamar Corporation or UniNet Imaging, Inc. owns the Technology free and clear of any liens, encumbrances or claims and that it has not in any way previously transferred, assigned, licensed, sublicensed, pledged or in any way transferred any of its interest and ownership in the Technology.

      8. Confidential Information,

            8.1 Definition. Each party agrees that any and all knowledge, know-how and technology which it received from the other party and which is marked as confidential, proprietary, or with similar designation, or it disclosed orally, is confirmed at the time of disclosure as confidential, or that is reduced to written summary within fifteen (15) days after initial disclosure, is confidential information and shall be maintained by the receiving party in confidence ("Confidential Information"), Whether marked or not, the Technology shall be deemed Confidential Information of NETGATEWAY.

            8.2 Standard of Care. The receiving party agrees to take all reasonable precautions to safeguard the confidential nature of the other party's confidential information, using at least as great a degree of care as such receiving party uses to safeguard its own confidential information but not less than a reasonable degree of care. Each party agrees not to use or disclose such confidential information except as expressly authorized.

            8.3 Limitation on Access. SHOPPING PLANET agrees to permit access to the Technology by only those employees with a need to have access and will cause such employees and/or consultants who are permitted access to sign a confidentiality agreement in a form which includes the degree of care that NETGATEWAY utilizes to protect its own confidential information of similar nature which shall be no less than a reasonable degree of care.

            8.4 Neither party shall be liable for disclosure and/or use of any Confidential Information insofar as such is:

                  8.4.1 in, or becomes part of, the public domain other than through a breach of the Agreement by such party;

                  8.4.2 already known to such party at or before the time it receives the same from the other party or is disclosed to such party by a third party as a matter of right,

                  8.4.3 independently developed by such other party without the benefit of such information received from the other party;

                  8.4.4 disclosed and/or used by such party with the prior written consent of the other party; or

                  8.4.5 required to be disclosed by any judicial order or decree or by any governmental statute, regulation.

            8.5 Irreparable Harm. Each party agrees that the disclosure of any confidential information of the other party may immediately give rise to continuing irreparable injury to the nondisclosing party inadequately compensable at law. Without prejudice to any other remedy available to the non-disclosing party, should such continuing irreparable injury arise, the nondisclosing party shall be entitled to obtain injunctive relief against the disclosing party on such terms as a court of competent jurisdiction shall find just, in addition to any other legal or equitable remedies that may be available.

      9. Warranties

            9.1 Warranties by SHOPPING PLANET and the Principals. SHOPPING PLANET and each of the Principals, jointly and severally, represent and warrant to NETGATEWAY the following:

                  9.1.1 that the Technology in all material respects is proprietary solely to SHOPPING PLANET, and that SHOPPING PLANET has not licensed or otherwise granted rights in or to the Technology, or any portion thereof to any third party inconsistent with the rights granted herein;

                  9.1.2 that all third parties and employees of SHOPPING PLANET that have participated in the creation of the Technology have, for valid consideration already paid, irrevocably assigned and/or agreed in writing that their contribution(s) is/are exclusively owned by SHOPPING PLANET;

                  9.1.3 that SHOPPING PLANET and the Principals each have the full right, power and authority to enter into this Agreement on the terms set forth herein;

                  9.1.4 that the Technology was independently developed by SHOPPING PLANET and that neither the Technology nor the rights conveyed and granted hereunder to NETGATEWAY infringe any patent, copyright, or other proprietary right of any other person or entity;

                  9.1.5 that other than payments due in the ordinary course of business, no third party has any claim to any portion of the Stock other than SHOPPING PLANET and/or the Principals;

                  9.1.6 that the Documentation contains a complete description of the architecture of the version of the Technology software in sufficient detail for a reasonably skilled programmer to operate and modify the software.

            9.2 Warranties by NETGATEWAY. NETGATEWAY represents and warrants to SHOPPING PLANET that NETGATEWAY has the full right, power, and authority to enter into this Agreement.

            9.3 SHOPPING PLANET and the Principals agree to jointly and severally defend, or at their option, settle any claims brought by a third party against NETGATEWAY and pay any Judgments, damages, costs or expenses incurred by NETGATEWAY including reasonable attorneys fees, resulting from any claim that, if proved, would constitute a breach of the representations and warranties of SHOPPING PLANET and/or any of the Principals.

            9.4 NETGATEWAY agrees to defend, or at their option, settle any claims brought by a third party against SHOPPING PLANET and pay any Judgments, damages, costs or expenses incurred by SHOPPING PLANET including reasonable attorneys fees, resulting from any claim that, if proved, would constitute a breach of the representations and warranties of NETGATEWAY.

      10. Term and Termination for Purposes of License Back

            10.1 Term. The Agreement, for purposes of the License Back, shall commence on the Effective Date and shall remain in effect until terminated.

            10.2 Termination for Breach. In the event of a material breach of the License Back provisions of this Agreement, the nonbreaching party shall be entitled to terminate the Agreement by written notice to the breaching party if such breach is not cured within thirty (30) days after written notice is given to the breaching party, identifying the breach.

      11. General

            11.1 Governing Law. The Agreement shall be governed and construed in accordance with the laws of the state of California, without reference to conflicts of law principles. The parties expressly consent to the exclusive jurisdiction of the Courts within the State of California, County of Los Angeles,

            11.2 Assignability. SHOPPING PLANET may not assign any of the rights it has acquired under this Agreement without the prior knowing written consent of NETGATEWAY, which NETGATEWAY may grant or withhold in its sold and exclusive discretion.

            11.3 Severability. In the event that any provision of the Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, the Agreement shall continue in full force and effect without said provision.

            11.4 Further Cooperation. From time to time on and after the date of this Agreement, each party shall at the reasonable request of the other party deliver such records, data or other documents consistent with the provisions of this Agreement and take or cause to be taken such other actions, as may be reasonably necessary or desirable in order for the requesting party to obtain the benefit of the provisions of this Agreement and the transactions contemplated hereby.

            11.5 Attorneys Fees. In the event that there is any dispute by or between the parties under the Agreement, the prevailing party shall be entitled to recover in addition to its provable damages, attorneys fees, and allowable costs as an additional element of cost or damages.

            11.6 Notices. Any notice required or permitted to be given shall be effective if delivered in person or if mailed by first-class certified mail or overnight delivery service (such as Federal Express) to the other party at the address designated in writing by a party. Notices may also be sent by facsimile if confirming notice is sent as described above.

            11.7 Counterparts. The Agreement may be executed in counterparts. All headings are inserted for convenience and reference only.

            11.8 No Waiver. No waiver of any term or condition of the Agreement shall be valid or binding on either party unless agreed in writing by the party to be charged. The failure of either party to enforce at any time any of the provisions of the Agreement, or the future to require at any time performance by the other party of any of the provisions of the Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the validity of either party to enforce each and every such provision thereafter.

            11.9 Entire Agreement. The Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other communications or negotiations relating thereto between the parties. No amendment to the Agreement shall be effective unless in writing mid signed by authorized representatives of the parties.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

                                   NETGATEWAY,
                                   a Nevada corporation

                                   By /s/ Donald M. Colins, Jr.
                                      -------------------------------
                                      Name:  Donald M. Colins, Jr.
                                      Title: President


                                   PINAMAR CORPORATION,
                                   a California corporation

                                   By /s/ Alexis Quintana
                                      -------------------------------
                                      Name:  Alexis Quintana
                                      Title: President

                       [Signatures continued on next page]
                     [Signatures continued from prior page]


                                   UniNet IMAGING, INC.,

                                   By /s/ Nestor Saforiti
                                      -------------------------------
                                      Name:  Nestor Saforiti
                                      Title:


/s/ Luis Marcelo Polovo
_______________________________
LUIS MARCELO POLOVO


/s/ Osvaldo Federico Povolo
_______________________________
OSVALDO FEDERICO POVOLO


/s/ Nestor Saporiti
_______________________________
NESTOR SAPORITI


/s/ Alexis Favian Quintana
_______________________________
ALEXIS FAVIAN QUINTANA